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                                                                  EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT

                                     between

                           PEAK INTERNATIONAL LIMITED

                                       and

                                   DANNY TONG

                             Dated: December 1, 2000

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THIS AGREEMENT is made as of the first day of December, 2000 between PEAK
INTERNATIONAL LIMITED, a company incorporated in Bermuda, with its principal office at 44091 Nobel Drive, Fremont, CA 94538 (the "Company"); and Tong Yuen To (Danny Tong), residing at Flat B2, 5th Floor, 1 to 2 Hok Yu Lane, Kowloon, Hong Kong (the "Employee").

The parties agree as follows:

1.        PAYMENT UPON TERMINATION OF EMPLOYMENT

          1.1. The term ("Term") of this Agreement shall commence on the date of execution of this Agreement and shall remain in effect for a period of three years from the date of this agreement (the "Employment").

          1.2. Subject to clauses 1.4 and 3, the Employee shall be entitled to a lump-sum payment in an amount equal to the amount, if any, to which he is entitled under the Employment Ordinance (Cap. 57) plus such amount the total of which shall be equal to 12 months base salary at the greater of the rate in effect on the effective date or as increased from time to time hereafter, and any accrued but unused vacation pay (the "Termination Payment") within 15 days of the termination of the Employment during the term hereof, and all of Employee's stock options which would have vested within 18 months of the date of termination of the Employment shall immediately vest in full and, notwithstanding anything to the contrary contained in any other document, be fully exercisable for a period of one year.

          1.3. The Termination Payment shall be in full and final settlement of any rights, payments or benefits to which the Employee is entitled under any other agreement or arrangement pursuant to which he is employed by the Company or any of its subsidiaries or affiliates other than:

               1.3.1.  benefits pursuant to any life, disability, health, or other insurance policy or benefit plan provided by the Company;

               1.3.2.  stock options issued to Employee pursuant to any stock option plan of the Company.

          1.4. The Employee shall not be entitled to the Termination Payment when the Employment is terminated in any of the following circumstances (the Employee being entitled, in such circumstances, only to payment for accrued and unused vacation, any payments to which he is otherwise entitled pursuant to life, disability, health or other insurance plan, and to exercise any stock option to the extent otherwise vested and exercisable under the terms of such plan and stock option agreements):

               1.4.1.  the conviction of the Employee of a felony involving dishonesty;

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               1.4.2. termination of the Employee for Cause. "Cause" shall mean
                 (i) Employee's conviction of or guilty plea to the commission of an act or acts constituting a felony under the laws of the United States or any state thereof, (ii) action by the Employee involving personal dishonesty, theft or fraud in connection with the Employee's duties as an officer of the Company, or
                 (iii) a breach of any one or more material terms of this Agreement (including but not limited to the confidentiality and non-solicitation provisions contained herein.)

               1.4.3. any material breach by the Employee of the terms of this
                 Agreement that the Employee has failed to cure within 10 days of receipt of written notice of such breach from the Company;

               1.4.4. the death of the Employee;

               1.4.5. the inability of the Employee due to ill health or
                 physical or mental condition to perform the duties and responsibilities in the ordinary and usual manner required of a person in the Employee's position for 180 consecutive days;

               1.4.6. the resignation by the Employee, except if such
                 resignation is the result of any of the following actions by the company: (1) the assignment to the Employee of any duties materially inconsistent with the Employee's position with the Company on the date of this Agreement or a substantial adverse alteration in the nature of the Employee's responsibilities from those in effect on the date of this Agreement; or (2) a material reduction by the Company of the Employee's annual base salary in effect on the date hereof or as the same may be increased from time to time.

2.     CHANGE IN CONTROL

       2.1. "Change in Control" of the Company means any transaction or series of transactions in which any of the following occurs:

               2.1.1. the acquisition by any "person" (as such term is used in
                 Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than by an Excluded Person (as defined below) or by the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities,

               2.1.2. the consummation of a merger or consolidation of the
                 Company with or into any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented

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                      by the voting securities of the Company or such surviving
                      entity outstanding immediately after such merger or consolidation, or

               2.1.3. the consummation of a plan of complete liquidation of the
                  Company or of the sale or disposition by the Company of all or substantially all of the Company's assets; provided, however, that a Change of Control shall not be deemed to have occurred as a result of the consummation of transactions pursuant to that certain Purchase Agreement relating to the Common Stock between Luckygold 18A Limited and Peak TrENDS Trust dated as of May 28, 1998. As used herein, "Excluded Person" means T.L. Li, any of his immediate family members, trusts established for the exclusive benefit of T.L. Li or any of his immediate family members and any person who controls, is controlled by or is under common control with T.L. Li, including without limitation, Luckygold 18A Limited; provided, however, that for the purposes of the definition of Excluded Person, "control" means the beneficial ownership of more than 50% of the total voting power of a person normally entitled to vote in the election of directors, managers or trustees, as applicable to a person.

       2.2. In the event Employee's employment with the Company is terminated in anticipation of or within two years following a Change of Control (i) by the Company without Good Cause or (ii) by Employee with Good Reason (as defined below), then, in addition to the payments Employee shall be entitled to pursuant to paragraph 1, above, all of Employee's stock options shall immediately vest in full and, notwithstanding anything to the contrary contained in any other document, be fully exercisable for a period of one year.

3.     LIMITATION ON PAYMENTS

       3.1.    In the event that the payments to Employee under this Agreement
               (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) but for this Section 3, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar or successor provision, then the payments shall be reduced to such lesser amount that would result in no portion of the payments being subject to excise tax under
               Section 4999 of the Internal Revenue Code. Any determination required under this Section 3 shall be made by the Company's independent accountants (the "Accountants"), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3.

4.     CONFIDENTIALITY

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       4.1.   The Employee understands that by virtue of the Employment, the
              Employee has been and will be exposed to confidential information, including all ideas, information and materials, tangible or intangible, relating to the business of the Company and its subsidiaries, their personnel (including their officers, directors, shareholders, trustees, agents, employees and contractors), their customers, clients, vendors, suppliers, distributors, consultants, and others with whom the Company and its subsidiaries do business ("Confidential Information").

       4.2. The Employee agrees not to disclose any Confidential Information obtained during the Employment for a period of 12 months after the termination of the Employment and thereafter not to disclose the same unless the Employee shall have procured that the proposed recipient of the Confidential Information has entered into an undertaking with the Employee to keep the same confidential on terms no less exacting than those set out herein; and provided always that the Employee shall not be obliged to keep confidential any Confidential Information required to be disclosed as a matter of law or to the extent that it becomes generally known to the public other than as a result of any breach by the Employee of the terms herein.

       4.3. The Employee covenants and undertakes that after the termination of the Employment, the Employee

              4.3.1. shall not for a period of 12 months after the termination of the Employment use any Confidential Information for any purpose;

              4.3.2. shall not retain or take with the Employee any Confidential
                     Information in a tangible form, which includes ideas, information or materials in written or graphic form, on a computer disc or other medium, or otherwise stored in or available through electronic or other form ("Tangible Form"); and

              4.3.3. shall immediately deliver to the Company any Confidential
                     Information in a Tangible Form that the Employee may then or thereafter hold or control, as well as all other property, equipment, documents or things that the Employee was issued or otherwise received or obtained during the Employment.

5.     RESTRICTIVE COVENANTS

       5.1. The Employee covenants and undertakes that for a period of 12 months following the termination of the Employment for any reason, the Employee shall not:

       5.2. directly or indirectly induce any person who is an employee of the Company (or any of its subsidiaries) to terminate his or her employment with the Company (or any of its subsidiaries), whether or not such termination constitutes a breach of that person's employment contract;

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       5.3.   directly or indirectly solicit the customer or business of any person who, as at the date of termination of the Employment, is (or, within the preceding period of 12 months, was) a client or customer of the Company or its subsidiaries, with the intention or for the purpose of supplying (or procuring the supply of) precision engineered semiconductor packing material (including, without limitation, the collecting and recycling of semiconductor packing material); or

       5.4. directly or indirectly and whether on his own account or on account of any future employer, partner or associate, compete with the Company or otherwise engage in or provide services related to the precision engineered semiconductor packing business (including, without limitation, the business of collecting and recycling semiconductor packing material) in Hong Kong, Singapore, Malaysia or the United States of America.

       5.5. Notwithstanding the term specified in clause 3.1, the Employee may accept employment with, or provide services as an independent contractor to, a client or customer of the Company or its subsidiaries if, to do so, will not breach any term or condition of this Agreement.

6.     RELEASE

       6.1. In consideration of, and as an express condition precedent to, the Company's obligation to make the Termination Payment, the Employee shall sign and deliver to the Company a General Release in the form attached hereto as Appendix 1.

       6.2. The Company shall not be obliged to make the Termination Payment in the event that the General Release is not signed and delivered to the Company within 15 days of receipt of notice following termination of the Employment and the Company shall, thereafter, be released of its duties and obligations or further duties and obligations under this Agreement and the Employee shall waive or cause to be waived any claims that the Employee may have under this Agreement.

7.     ASSIGNMENT

       7.1. The rights and obligations under this Agreement shall inure to and be binding upon the parties hereto and their respective heirs, successors and assigns.

8.     NOTICES

       8.1. All notices and other communications provided for hereunder must be in writing and must be sent by courier to the party's address indicated above or to such other address as may be designated by a party by notice.

       8.2.   Notices hereunder shall be effective when delivered.

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9.     MISCELLANEOUS

       9.1. This Agreement shall supersede any and all prior written or oral agreements and discussions between the Employee and the Company regarding the subject matter hereof and this Agreement contains the entire understanding of the parties in respect of the subject matter hereof.

       9.2. If any of the restrictions contained in this Agreement shall be void or unenforceable, then the remainder of this Agreement shall be enforced to the fullest extent permitted by law.

       9.3. This Agreement is made in and shall be governed by and construed in accordance with the laws of Hong Kong.

10.    DISPUTES

       10.1. Any dispute hereunder shall be settled by binding arbitration in Hong Kong in the English language before a single arbitrator pursuant to the rules of the International Chamber of Commerce. Each party shall bear its own legal fees and costs. The cost of arbitration shall be paid by the Company.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement the day and year first above written.


/s/ Danny Tong
-----------------------------
Danny Tong


SIGNED by    /s/ Calvin Reed
           -------------------------
duly authorized for and on behalf of
PEAK INTERNATIONAL LIMITED

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                                   APPENDIX I

                                 GENERAL RELEASE

[Insert Date]

I, Danny Tong, hereby release Peak International Limited (the "Company") of certain duties and obligations and waive any rights or remedies that I may have against the Company as provided in this letter. This letter is delivered pursuant to the Employment Agreement entered into between the Company and me dated December 1, 2000 (the "Employment Agreement").

In consideration of the promises and mutual covenants contained in the Employment Agreement, and for good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, I hereby:

       1. release and discharge the Company and its subsidiaries, and each of their respective past and present officers, directors, shareholders, managers, employees and agents, and their respective successors and assigns (collectively the "Released Parties"), from any and all claims or demands, that I may have, whether past, present or future, against the Released Parties, statutory or otherwise, to the fullest extent permissible by law; and

       2. waive the obligations, duties and liabilities that the Company may have, whether past, present or future, statutory or otherwise, to the fullest extent permissible by law; arising out of or relating in any way to my employment with or termination of my employment with the Company.

This letter shall be governed by, subject to and construed and enforced pursuant to the terms and conditions of the Employment Agreement.

________________
Danny Tong

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